UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2005

TRIZEC PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16765	33-0387846
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10 S. Riverside Plaza, Suite 1100, Chicago IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(312) 798-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
Form of Bonus Restricted Stock Rights Award Agreement
Form of Long-Term Incentive Restricted Stock Rights Award Agreement

Item 1.01. Entry into a Material Definitive Agreement.

     On February 18, 2005, the Compensation Committee of the board of directors of Trizec Properties, Inc. took action to: (a) award bonuses to our executive officers for fiscal year 2004; (b) make long-term equity incentive awards to our executive officers under the Trizec Properties, Inc. 2002 Long Term Incentive Plan (as amended and restated effective May 29, 2003, and as further amended, the “LTIP”) and establish performance goals relative to a portion of such awards; and (c) establish performance goals for a portion of certain long term equity incentive awards previously granted under the LTIP to our executive officers in February 2004. Each of these events is described in further detail below.

Bonus Awards for Fiscal Year 2004

     Effective February 18, 2005, the Compensation Committee made discretionary bonus awards to each of Timothy H. Callahan, Michael C. Colleran, William R.C. Tresham and Ted R. Jadwin in the amounts of $1,600,000, $600,000, $500,000 and $170,000, respectively, for such officer’s service during fiscal year 2004. As determined by the Compensation Committee, these awards would be paid in a combination of cash and restricted stock rights, or “RSRs,” granted under the LTIP, based on a valuation of $18.00 per share of our common stock. The initial allocation between cash and RSRs for Mr. Callahan was 50% cash/50% RSRs; however, in accordance with Mr. Callahan’s preference, the Compensation Committee determined that 100% of his bonus award would be paid in the form of RSRs. The allocation between cash and RSRs for each of Messrs. Colleran, Tresham and Jadwin was 75% cash/25% RSRs. Applying these allocations (and allowing for rounding), the officers were paid as follows: Mr. Callahan, $1,600,000 paid in the form of 88,889 RSRs; Michael C. Colleran, $450,006 paid in cash and $149,994 paid in the form of 8,333 RSRs; William R.C. Tresham, $375,008 paid in cash and $124,992 paid in the form of 6,944 RSRs; and Ted R. Jadwin, $127,502 paid in cash and $42,498 paid in the form of 2,361 RSRs.

     The RSRs vest in equal, annual increments over three years, beginning on the first anniversary of the date of grant, as long as the officer remains in our continuous employment through the applicable vesting date, and are settled in shares of our common stock, on a one-for-one basis, at the time of vesting. The RSRs entitle the holders the right to receive dividends based on the number of shares of common stock underlying the RSRs, but do not have voting rights. A form of bonus RSR award agreement is being filed as exhibit 10.1 to this Current Report on Form 8-K.

Long Term Equity Incentive Awards under the LTIP

     New Grants as of February 18, 2005. Effective February 18, 2005, the Compensation Committee made long term equity incentive awards to each of our executive officers in the form of RSRs granted under the LTIP. These awards were in the amounts of 66,666, 32,000, 30,000 and 11,000 to each of Messrs. Callahan, Colleran, Tresham and Jadwin, respectively.

     Fifty percent of an award of RSRs to an executive officer is subject to time-based vesting requirements, such that the award vests in equal, annual increments over five years, beginning on the first anniversary of the date of grant, as long as the officer remains in our continuous employment through the applicable vesting date. The remaining 50% of an executive officer’s award is subject to performance-based vesting requirements, such that the award vests in equal, annual increments over five years, beginning on the first anniversary of the date of grant, based on our achievement for the applicable performance year of either of two specified performance goals. The performance goals for a particular performance year are established annually by the Compensation Committee within the first sixty days of the applicable fiscal year. The performance goals for the 2005 performance period, as established by the Compensation Committee on February 18, 2005, are based upon our achievement of either of two goals measured by our total return to shareholders for the year.

     The RSRs entitle the holders the right to receive dividends based on the number of shares of common stock underlying the RSRs, but do not have voting rights. A form of long-term incentive RSR award agreement is being filed as exhibit 10.2 to this Current Report on Form 8-K.

     Prior Grants as of February 12, 2004. Effective February 12, 2004, the Compensation Committee awarded RSRs under the LTIP to Messrs. Callahan, Colleran, Tresham and Jadwin in the amounts of 58,000, 24,200, 25,800, and 11,300, respectively (the “Prior Awards”). The terms and vesting criteria of the Prior Awards are identical to the terms and vesting criteria of the long-term equity incentive awards granted on February 18, 2005, as described above. The performance goals for a particular performance year under the Prior Awards are established annually by the Compensation Committee within the first sixty days of the applicable fiscal year. The performance goals for the 2005 performance period under the Prior Awards, as established by the Compensation Committee on February 18, 2005, are based upon our achievement of either of two goals measured by our total return to shareholders for the year.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits

The exhibits required by this item are set forth on the Exhibit Index attached hereto.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIZEC PROPERTIES, INC.

Date: February 25, 2005	By:	/s/ Timothy H. Callahan

Timothy H. Callahan President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Form of Bonus Restricted Stock Rights Award Agreement under the Trizec Properties, Inc. 2002 Long Term Incentive Plan (as amended and restated effective May 29, 2003, and as further amended, the “LTIP”).

10.2	Form of Long-Term Incentive Restricted Stock Rights Award Agreement under the LTIP.